UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2009

BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Alabama	0-15423	63-0909434
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 St. Joseph Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (251) 431-7800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 28, 2009, BancTrust Financial Group, Inc. (the "Company"), as borrower, entered into First Amendment to Loan Agreement (the "Amendment") with Federal Deposit Insurance Corporation as Receiver of Silverton Bank, N.A., as lender.

The Amendment modified certain loan covenants contained in the Loan Agreement (the "Loan Agreement") between the Company and Federal Deposit Insurance Corporation as Receiver of Silverton Bank, N.A. (formerly known as The Bankers Bank, N.A.) so that the Company is no longer in breach of such loan covenants. More specifically, the Amendment:

deleted the covenant regarding the required minimum ratio of non-performing assets to the sum of total loans and other real estate owned and replaced it with a covenant that the Company's non-performing assets shall not exceed $200 million at the end of any calendar quarter deleted the minimum debt service coverage ratio covenant and replaced it with a covenant requiring the Company to maintain a minimum allowance for loan and lease losses for its bank subsidiary of at least 3% of its gross loans modified the covenant regarding classified assets to require that the Company's assets which are classified as "substandard" and "doubtful" shall be less than $275 million

The Amendment applies to the Company's covenants under the Loan Agreement as of September 30, 2009.

The foregoing description of the Amendment does not purport to be complete and is qualified by reference to the Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to Loan Agreement made as of the 28th day of October, 2009 between Federal Deposit Insurance Corporation as Receiver of Silverton Bank, N.A. and BancTrust Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCTRUST FINANCIAL GROUP, INC.
DATE: October 29, 2009	By: /s/ F. Michael Johnson
F. Michael Johnson
Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description
10.1	First Amendment to Loan Agreement made as of the 28th day of October, 2009 between Federal Deposit Insurance Corporation as Receiver of Silverton Bank, N.A. and BancTrust Financial Group, Inc.